EXHIBIT 15

January 24, 2005

Tidewater Inc.

New Orleans, Louisiana

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of Tidewater Inc. and subsidiaries for the periods ended December 31, 2004, as indicated in our report dated January 24, 2005 (which report included an explanatory paragraph that the unaudited condensed consolidated financial information as of March 31, 2004, and for the three-month and nine-month periods ended December 31, 2003, were not audited or reviewed by us and, accordingly, we did not express an opinion or any other form of assurance on them); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, is incorporated by reference in Registration Statements No. 33-63094, No. 333-32729, No. 333-47687 and No. 333-66054 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana